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                                                                    EXHIBIT 99.1

                            MRV COMMUNICATIONS, INC.
                              20415 Nordhoff Street
                          Chatsworth, California 91311

                                 March 21, 2002

SECURITIES AND EXCHANGE COMMISSION
450 5th Street, N.W.
Washington D.C. 20549

Dear Sirs.

               Re:  MRV Communications, Inc.
                    Form 10-K for the year ended December 31, 2001 Filed March 21, 2002

This letter is written in accordance with your Temporary Final Rule and Final
Rule: Requirements for Arthur Andersen LLP Auditing Clients Release Nos. 33-8070, 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No.
S7-03-02 that became effective on March 18, 2002 (the "Andersen Release").

Our Annual Report on Form 10-K for the year ended December 31, 2001 was filed with the Securities and Exchange Commission on March 21, 2002 and included the accountant's reports of Arthur Andersen LLP ("Andersen") on our consolidated financial statements. In accordance with Temporary Note 3T to Article 3 of Regulation S-X (as announced in the Andersen Release), please be advised that Andersen has represented to us in writing the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice, that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                   Very truly yours,

                                   MRV Communications, Inc.


                                   By: /s/ Shay Gonen
                                       --------------------------------
                                       Interim Chief Financial Officer